SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the "Share Purchase Agreement") is dated as of February 15, 2022, between Georgia Fire & Rescue Supply, LLC (the "Company"), BARBARA JEAN WHIDBY (the "Seller'') (Exhibit D) and llustrato Pictures International Inc. (the "Purchaser" or "ILUS").

RECITALS

The Purchaser has agreed to purchase all issued and outstanding membership interest or shares (as defined herein) of the Company from the Seller.

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained in this Share Purchase Agreement, the Company, the Seller, and the Purchaser intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

The following terms, as used in this Share Purchase Agreement, shall have the meanings set forth in this Section.

"Closing" means the consummation of the purchase and sale of the Shares (defined below) pursuant to this Share Purchase Agreement in accordance with the provisions of this Share Purchase Agreement.

"Closing Date" means the date on which the Closing occurs, as determined pursuant to

Section 5.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to approve the transfer of the ownership of the Company to PURCHASER in accordance herewith or otherwise to consummate the transactions contemplated by this Share Purchase Agreement.

"Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which the Company or is a party or which are binding upon the Company.

"Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, or other encumbrance of any nature whatsoever.

"Licenses" means all licenses, permits, and other authorizations issued by any federal, state, or local government authorities to the Company.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or any governmental entity.

"Purchase Price" means the purchase price specified in Section 2.2.

''Tax" means all income, excise, gross receipts, windfall profits, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, license, intangibles, or other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties or additions to tax imposed with respect thereto and interest in respect of such penalties or additions.

"Tax Authority" means any government authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

"Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

SECTION 2. PURCHASE AND SALE OF STOCK

2.1                Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Share Purchase Agreement, SELLER hereby agree to sell, transfer, assign and deliver to PURCHASER on the Closing Date, and PURCHASER agrees to purchase, all the issued and outstanding membership interest or shares (the "Shares") in the Company for the Purchase Price (as defined herein).

2.2                Purchase Price. The purchase price for the Shares shall be the amount on Exhibit A of this Share Purchase Agreement (the "Purchase Price") and shall be payable pursuant to the terms in Exhibit A to an account designated by SELLER.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

SELLER represents and warrants to PURCHASER as follows:

3.1         Organization, Standing. Authority, and Binding Obligation. (a) The Company is a Georgia limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia. The Company does not have any equity interest in any Person. SELLER has full corporate power and authority to enter into this Share Purchase Agreement and to consummate the transactions contemplated hereby. This Share Purchase Agreement constitutes, and the instruments and other agreements contemplated hereby when executed will constitute, the legal, valid and binding obligations of SELLER, enforceable against it in accordance with their respective terms, subject as to enforceability to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equitable principles (the "Bankruptcy and Equity Exception"). The Company and has all requisite power and authority to own, lease, and use their assets and properties as now owned, leased, and used and to conduct the business operations of the Company as now conducted.

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3.2          Absence of Conflicting Agreements. The execution and delivery of this Share Purchase Agreement and the instruments and other agreements contemplated hereby by SELLER, the consummation of the transactions contemplated hereby and thereby by SELLER, and the compliance by SELLER with the terms, conditions and provisions of this Share Purchase Agreement and each such other instruments and agreements, with or without the giving of notice or the passage of time, or both, will not: (i) contravene any provision of the Company's Certificate of Organization or Operating Agreement, (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which any of the Company or SELLER are a party or by which any of them or any of their assets may be bound or affected, or any decree, judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign.

3.3	Governmental Licenses.

SELLER has delivered to PURCHASER true and complete copies of the Licenses listed on Schedule 3.3 (including any amendment and other modifications thereto). The material Licenses have been validly issued, and the Company is the authorized legal holder thereof. The Licenses comprise all the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Company in the manner and to the full extent they are now conducted. None of the material Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The material licenses are in full force and effect, and the conduct of the business and operations of the Company is in material accordance therewith. SELLER has no reason to believe that any of the material licenses listed on such Schedule would not be renewed by the granting authority in the ordinary course.

3.4         The Shares. (a) The Seller currently owns five hundred units, which is one hundred percent (100%) of the issued and outstanding membership shares or interest of and in the Company. All the outstanding Shares have been duly authorized, validly issued, are fully paid and non assessable, and have not been issued in violation of any preemptive rights on any federal or state securities laws. SELLER owns all Shares and is the sole record and beneficial owner of such Shares.

(b) SELLER has good, valid, and marketable title to the Shares, free of all liens. Upon consummation of the sale of the Shares, as contemplated by this Share Purchase Agreement, SELLER shall deliver to PURCHASER, and PURCHASER shall acquire, good, valid, and marketable title to, the Shares, free of all liens.

3.5         Assets. The SELLER owns, leases or licenses all their assets and properties free and clear of all liens.

3.6        Contracts. The SELLER has delivered to PURCHASER true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing in reasonable detail the

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Company's Contracts. All the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms and there is not, to the best of the Company's knowledge, under any Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. As of the Closing, the Company shall not have any indebtedness for borrowed money.

3.7         Consents. No consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to consummate this Share Purchase Agreement and the transactions contemplated hereby.

3.8         Reports. To the best knowledge of the Company, all material returns, reports, and statements that the Company are currently required to file with any governmental authority or place in its public file or file with any other governmental agency have been filed, and all reporting requirements of governmental authorities having jurisdiction over the Company have been complied with in all material respects and all such returns, reports, and statements are substantially complete and correct as filed.

3.9	Personnel.

(a)          Employees and Compensation. A list of all employees of the Company, their job description, date of hire, salary and amount and date of last salary increase is set forth in Schedule 3.9(a). Also included in Schedule 3.9(a) is a detailed list as of the date of this Share Purchase Agreement of all employee benefit plans or arrangements applicable to the employees of the Company and all fixed or contingent liabilities or obligations of the Company and with respect to any person now or formerly employed by the Company or, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies, and a description of all fixed or contingent liabilities or obligations of the Company with respect to any person now or formerly employed by the Company or any person now or formerly retained as an independent contractor by the Company.

(b)          Labor Relations. The Company is not a party to or subject to any collective bargaining agreements. The Company has no written or oral contracts of employment with any employee, other than those listed in Schedule 3.6.

(c)          Liabilities. The Company has no liability of any kind to or in respect of any employee benefit plan, Including withdrawal liability under Section 4201 of ERISA. The Company has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. The Company has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that the Company has incurred any liability in connection with any such plan. No Lien has been attached and no person has threatened to attach a Lien on any property of the Company because of a failure to comply with ERISA.

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3.10	Taxes.

(a)           The Company has timely filed all Tax Returns which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid to the extent such taxes have become due. All such Tax Returns are true, accurate and complete in all material respects to the best knowledge of the Company. The Company has provided PURCHASER with complete and accurate copies of all Tax Returns filed by the Company. There is no member of any consolidated, combined, or unitary group which includes the Company.

(b)           The Company does not have in effect, and has not been requested to make, any waiver or extension of any statute of limitation with respect to Taxes.

(c)           The SELLER has complied with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and to withholding of Taxes and payment to appropriate Tax Authorities of withheld Taxes.

(d)           There is no pending, proposed, or to the best knowledge of the Company, threatened, audits, actions, assessments, or deficiencies, asserted with respect to Taxes of any of the Company. There is no pending, proposed, or to the best knowledge of the Company, threatened claim by any Tax Authority in any jurisdiction in which the Company does not pay Taxes or file Tax Returns that the Company is required to pay Taxes or file Tax Returns in such jurisdiction.

(e)           The Company will not have any liability under any Tax sharing agreement or Tax indemnity agreement on or after the Closing Date resulting from any agreement entered by SELLER or Company prior to the Closing.

(f)            All deficiencies asserted, or assessments made because of any examination of Tax Returns referred to in Section 3.10(a) have been paid in full.

3.11       Claims and Legal Actions. There is no claim, legal action, counterclaim, nor any order, decree, or judgment, in progress or pending, or to the best of the Company's knowledge threatened, against or relating to the Company, nor does the Company know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of the Company's knowledge, threatened (i) before any federal or state agency relating to the business or operations of the Company involving charges of illegal discrimination under any federal or state employment laws or regulations, or (ii) before any federal, state, or local agency relating to the business or operations of the Company involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

3.12      Compliance with Laws. The Company has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances to the best knowledge of the Company. Neither the ownership nor use of the properties of the Company nor the conduct of the business or operations of the Company conflicts in any material respects with the rights of any other person or entity.

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3.13      Cooperation. SELLER and PURCHASER shall, and SELLER shall cause the Company to, cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Share Purchase Agreement (in all cases, at each such Party's sole cost and expense, unless assumed by the Company), and SELLER and PURCHASER shall, and SELLER shall cause the Company to, execute such other documents as may be necessary and desirable to the implementation and consummation of this Share Purchase Agreement, and otherwise use their reasonable commercial efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Share Purchase Agreement.

3.14      Broker. Each of SELLER and PURCHASER represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Share Purchase Agreement.

SECTION 4. Tax

4.1	Tax Matters.

(a)	Liability for Taxes.

(i)             The SELLER shall indemnify and hold harmless PURCHASER from, against and in respect of any Taxes imposed upon the Company for the taxable periods, or portions thereof, ended on or before the Closing Date.

(b)	Tax Returns.

(i)            SELLER shall file or cause to be filed when due (A) all Tax Returns with respect to the Company for any taxable period (including short taxable periods ending on or prior to the Closing Date and (B) any other Tax Returns for the Company due to be filed on or before the Closing Date and shall provide copies of all such Tax Returns to PURCHASER.

SECTION 5. CLOSING AND CLOSING DELIVERIES

5.1	Closing.

(a)           Closing Date. Subject to the satisfaction or waiver of all conditions to the obligations of the parties, the Closing shall take place at a date to be agreed upon by SELLER and PURCHASER.

(b)	Closing Place. The Closing shall be held at the offices of Suares &

Associates., or such other place that is agreed upon by the parties.

5.2                Deliveries by SELLER. Prior to or on the Closing Date, SELLER shall deliver to PURCHASER the following, in form and substance reasonably satisfactory to PURCHASER and its counsel:

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(a)	The corporate seals and all the minute books and stock transfer books of the Company

(b)	The written resignations of all officers and managers of the Company.

(c)           Certificates representing the Shares, together with any share powers endorsed in blank and in proper form required for their transfer and accompanied by all requisite share transfer stamps and such other instruments of transfer, conveyance and assignment reasonably requested by PURCHASER, as may be necessary or appropriate to confirm or carry out the provisions of this Share Purchase Agreement

(d)	Good standing certificates of the Company as reasonably requested by

PURCHASER.

(e)            Consents. An executed copy of any instrument evidencing receipt of any Consent to the extent available after the use of commercially reasonable efforts by SELLER.

(f)	Certificates.

A certificate, dated as of the Closing Date, executed by an officer or manager of PURCHASER certifying that:

(i)        the representations and warranties of PURCHASER contained in this Share Purchase Agreement (1) that are qualified as to materiality, are true and correct and (2) that are not qualified as to materiality, are true and correct in all material respects, in each case as though made on and as of the Closing Date except to the extent made expressly as of a specified date; and

(ii)       the obligations, covenants and agreements of PURCHASER set forth in this Share Purchase Agreement to be performed or complied with by PURCHASER on or prior to the Closing Date (1) that are qualified as to materiality, have been performed or complied with by PURCHASER and (2) that are not qualified as to materiality, have been performed or complied with by PURCHASER in all material respects, in each case on or prior to the Closing Date.

(g) Licenses. Contracts, Business Records, Etc. All Licenses, Contracts, and business records including all Tax Returns of the Company.

(h)       Evidence of Debt Repayment. Copies of all deeds of release, pay-off letters, Uniform Commercial Code Form UCC-3 termination statements and similar documents and instruments reasonably requested by PURCHASER to evidence the complete and full payment of all indebtedness, obligation, or liability, including all fees and expenses, whether matured or unmatured, liquidated or unliquidated, direct, or contingent, joint or several.

5.3                Deliveries by PURCHASER. At or prior to Closing, Purchaser shall deliver to Seller, against delivery of the items specified in Section 5.2 above, the following:

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(a)                Resolutions of Purchaser, in form satisfactory to counsel for Seller, authorizing the execution and performance of this Share Purchase Agreement and all actions to be taken by Purchaser hereunder;

(b)                Certificate of Purchaser stating to the effect that the representations and warranties of Purchaser contained herein are true and correct as of Closing date in all material aspects;

(c)	Good standing certificate of the Purchaser as reasonably requested by

Seller.

(d)	An escrow agreement in substantially the same form as Exhibit "E";

(e) A Promissory Note and Security Agreement in substantially the same form as Exhibit “F”; and

(f)       All other documents reasonably required to consummate the transaction contemplated hereby, in form and content reasonably satisfactory to Seller and Purchaser.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

PURCHASER represents and warrants to SELLER as follows:

6.1         Purchaser is a Nevada corporation, duly organized, and is in good standing under the laws of the State of Nevada and the State of Georgia and has all requisite power and authority to purchase Seller's Interest and to execute and deliver this Share Purchase Agreement and to consummate the transactions contemplated hereby.

6.2         This Share Purchase Agreement and all other documents executed or to be executed by Purchaser pursuant hereto constitutes, or when executed, shall constitute the valid obligation of Purchaser, legally binding upon it and enforceable against it in accordance with their terms.

6.3         The execution, delivery, and performance of this Share Purchase Agreement and the agreements contemplated in this Share Purchase Agreement to which Purchaser is a party do not and shall not violate the provisions of (i) the Articles of Incorporation, Bylaws, or other constituent documents of Purchaser, (ii) any mortgage, indenture, security agreement, contract, undertaking, or other agreement to which Purchaser is a party or which is binding upon Purchaser or any of its property or assets; or (iii) any law, regulation, judgment or order which is binding upon Purchaser or any of its property or assets.

6.4          Purchaser is not the subject of a bankruptcy, and there is no known present contemplation for filing a petition in bankruptcy.

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6.5          No consent or approval of any other party (including, without limitation, any lending institution or any governmental authority, bureau, or agency) is required in connection with the execution, delivery, performance, validity, or enforceability of this Share Purchase Agreement.

6.6         Purchaser covenants that from the date of this Share Purchase Agreement until the Date of Closing, if a later date, Purchaser and other representatives will hold in strict confidence, and will not use to the detriment of Seller, all data and information with respect to the Company, or its business, and the Seller obtained In connection with this Share Purchase Agreement. If the transactions contemplated by this Share Purchase Agreement are not consummated, Purchaser will return to Seller and the Company all such data and information of Seller and the Company.

6.7         Purchaser agrees not to disclose or discuss the terms of this Share Purchase Agreement with any third party except for Purchaser's attorneys and accountants and other professional advisors to Purchaser.

6.8         Purchaser has not relied on any business representations of Seller or the Company's officers regarding Purchaser1s purchase of any of Seller's Shares; and together with Purchaser's advisors, Purchaser has the requisite knowledge and experience to understand the risks involved in the transactions contemplated hereby.

6.9         Purchaser is fully aware of the financial condition of the Company and has had available to it all financial information of the Company Purchaser has requested.

6.10       No representation or warranty by Purchaser contained in this Share Purchase Agreement, or any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Share Purchase Agreement, or any document or certificate delivered to Seller or Seller's Principal pursuant to this Share Purchase Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

SECTION 7. TERMINATION

7.1               Termination by PURCHASER. This Share Purchase Agreement may be terminated by PURCHASER, and the purchase and sale of the Shares abandoned, if PURCHASER is not then in material default, upon written notice to SELLER, upon the occurrence of any of the following:

(a)            Mutual Consent. Upon the mutual written consent of SELLER and PURCHASER.

(b)	Upset Date. If the Closing shall not have occurred prior to January 31, 2022.

7.2               Rights on Termination. In the event of the termination of this Share Purchase Agreement as provided in Section 7.1, this Share Purchase Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, the SELLER shall return the entire Purchase Price to PURCHASER within seven (7) days; except that nothing herein shall relieve either party from liability for any breach hereof or failure to perform hereunder.

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SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

8.1                Survival. The representations, warranties, covenants and agreements of SELLER and of PURCHASER contained in or made pursuant to this Share Purchase Agreement or in any certificate, document or instrument furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date regardless of any investigation by the parties; except that (a) the representations contained in Section 3.10 shall survive indefinitely and

(b) any covenant required to be performed by its terms after the Closing Date shall survive for the period required to perform such covenant pursuant to the terms of this Share Purchase Agreement.

8.2                Indemnification by SELLER. SELLER hereby agrees to indemnify and hold PURCHASER harmless against and with respect to, and shall reimburse PURCHASER for:

(a)                 Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty, or omission or nonfulfillment of any covenant by SELLER contained in this Share Purchase Agreement or in any certificate, Schedule, document, or instrument delivered to PURCHASER under this Share Purchase Agreement.

(b)                Any and all losses, liabilities, or damages, contingent or otherwise, resulting from the liabilities incurred prior to Closing outside of liabilities incurred in the normal course of business.

(c)                 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

8.3            Indemnification by PURCHASER. PURCHASER hereby agrees to indemnify and hold SELLER harmless against and with respect to, and shall reimburse SELLER for:

(a)                 Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty, or omission or nonfulfillment of any covenant by PURCHASER contained in this Share Purchase Agreement or in any certificate, Schedule, document, or instrument delivered to SELLER under this Share Purchase Agreement.

(b)                 Any and all losses, liabilities, or damages, contingent or otherwise, resulting from the liabilities incurred on or after Closing.

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(c)                Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

8.4            Procedure for indemnification. The procedure for indemnification shall be as follows:

(a)                The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b)               With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)                 With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Share Purchase Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

(d)                If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

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(e)                The indemnification rights provided in Sections 8.2 and 8.4 shall extend to the Assignor Indemnified Parties in the case of PURCHASER although for the purpose of the procedures, any indemnification claims by such parties shall be made by and through the Claimant.

(f)                  Notwithstanding anything in this Share Purchase Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party for any breach of a representation or warranty, or for breach of any covenant in this Share Purchase Agreement, except to the extent the losses, obligations, liabilities, costs, and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000).

8.5                Specific Performance. The parties recognize that if SELLER breaches this Share Purchase Agreement and refuses to perform under the provisions of this Share Purchase Agreement, monetary damages alone would not be adequate to compensate PURCHASER for its injury. PURCHASER shall therefore be entitled, as its sole and exclusive remedy, to obtain specific performance of the terms of this Share Purchase Agreement.

8.6                Attorneys' FeesError! Bookmark not defined.. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Share Purchase Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

8.7                Tax Treatment of Indemnification Payments. Any amount paid pursuant this Section shall be treated as an adjustment to the Purchase Price for all tax purposes.

SECTION 9. MISCELLANEOUS

9.1                 Fees and Expenses.

(a)           Except as otherwise provided in this Share Purchase Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Share Purchase Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

9.2                 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Share Purchase Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

To PURCHASER:	llustrato Pictures International Inc.
26 Broadway
New York, NV 10004

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with a copy to:	Donnell Suares, Esq.
833 Flatbush Avenue, Suite 100
Brooklyn, NY 11226
Telephone: (718) 622-8450
Telecopy: (718) 282-3113

To SELLER:	Barbara Jean Whidby
602 Water Tank Road
Canton
Cherokee County
Georgia
30115

with a copy to:	J. Marc Replogle, Esq.
The Replogle Firm, P.C.
1820 The Exchange, Suite 150
Atlanta, Georgia 30339

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 9.2.

9.3                      Assignment. Benefit and Binding Effect. This Share Purchase Agreement may not be assigned by any party without the consent of all the parties.

9.4                      Further Assurances. SELLER and PURCHASER shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Share Purchase Agreement or that, in the reasonable opinion of PURCHASER, may be necessary to ensure, complete, and evidence the full and effective transfer of the Shares to PURCHASER pursuant to this Share Purchase Agreement.

9.5                Governing Law. This Share Purchase Agreement and the rights and obligations of the parties hereto and any claims or disputes relating thereto shall be governed by and controlled under and in accordance with the laws of the State of Georgia.

9.6                 Consent to Jurisdiction. Each party to this Share Purchase Agreement hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Share Purchase Agreement and the transactions contemplated hereby or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Georgia, the courts of the United States of America for the Northern District of Georgia and appellate courts from any of the foregoing.

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(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same.

(c)           agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by commercial overnight carrier AND certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section

9.2 hereof; and

(d)           WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS SHARE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

9.7                 Headings Error! Bookmark not defined.. The headings in this Share Purchase Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Share Purchase Agreement.

9.8                Gender and Number. Words used in this Share Purchase Agreement, regardless of the gender and number specifically used, shall be deemed, and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

9.9                 Entire Agreement. This Share Purchase Agreement, the schedules and exhibits hereto and thereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between SELLER and PURCHASER with respect to the subject matter hereof. This Share Purchase Agreement and the agreements referred to in the prior sentence supersede all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Share Purchase Agreement and the agreements referred to in the prior sentence and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

9.10              No Presumption. This Share Purchase Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.11              Waiver of Compliance: Consents. Except as otherwise provided in this Share Purchase Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Share Purchase Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance.

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9.12              Counterparts. This Share Purchase Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

9.13             Severability. If any provision in this Share Purchase Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force without being impaired or invalidated in any way.

9.14              Agreement Binding. This Share Purchase Agreement shall be binding upon, and shall inure to the benefit of, the parties as well as their legal representatives, agents, heirs, executors, administrators, successors, and assigns.

9.15              Consent as to Signature. It is hereby expressly understood and agreed, and the parties do hereby affirm, that each party is authorized to execute this Share Purchase Agreement and that all such signatures are genuine and are freely, knowingly, and willingly affixed hereon, only after the consequences of the terms of this Share Purchase Agreement have been understood by all of the parties with the opportunity to have same explained to them by their respective counsel.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement as of the day and year first above written.

Ilustrato Pictures International Inc.

By: /s/ Nicolas Link

Name: Nicolas Link

Title: CEO

Georgia Fire & Rescue Supply, LLC

By: /s/ Barbara Jean Whidby

Name: Barbara Jean Whidby

Title: Owner

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Exhibit A

1)	Purchase and Sale

a)                  Except as otherwise provided in this Share Purchase Agreement, all monetary amounts referred to in this Share Purchase Agreement are in USD (US Dollars).

b)                  The Seller agrees to sell, and the Purchaser agrees to purchase all the rights, title, interest, and property including all intellectual Property of the Seller pursuant to the purchase of the Shares for an aggregate cash purchase price of $900,000 (Nine Hundred Thousand Dollars) (the "Purchase Price") on the condition that the agreed Targets and Key Performance Indicators (KPls) in Exhibit B are met. If the Targets and KPls are not met within the agreed time as agreed in Exhibit B, in their entirety a sliding scale of payment will be paid which will be less than the full $900,000 purchase price.

c)                  The total Purchase Price is to be paid in the following breakdown subject to the agreed conditions in Exhibit B being met.

d)                  Before closing of this Share Purchase Agreement, a fixed sum of $680,000 (Six Hundred Eighty Thousand) will be paid pursuant to an escrow agreement, to be agreed by Seller, to a facility to be established by the Purchaser with Donnell Suares Esq law firm, Suares Associates, with all associated fees to be paid by the Purchaser. Upon receipt into Escrow of the evidence displayed in Exhibit C from the Seller, $680,000 (Six Hundred Eighty Thousand Dollars) will be transferred to the Seller's nominated account from the escrow facility within two (2) business days. Should the escrow agreement terminate without payment to Seller, that is, if all evidence displayed in Exhibit C is not given to the Escrow Agent and/or the Escrow Agent returns the $680,000 to Purchaser, then this Share Purchase Agreement shall terminate and the Shares shall be returned to Seller, with no further obligations of the Parties to the others, except for any confidentiality terms intended to survive the termination of the Share Purchase Agreements. The Parties, however, may agree to continue negotiations to enter a new or revised share purchase agreement.

e)                  An aggregate $220,000 (Two Hundred Twenty Thousand Dollars) will be paid by the Purchaser over a one-year period after closing to the extent the business operations of Georgia Fire & Rescue Supply, LLC meet mutually agreeable performance thresholds, as structured below:

i)	$170,000 (One Hundred Seventy Thousand Dollars) to be paid in cash, pursuant to a promissory note to be executed by ILUS at closing and secured by the Shares and the FF&E and Inventory of the Company pending payment, following the meeting of the mutually agreed turnover for 2022 and for the first quarter of 2022, which turnover targets shall be

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included in the Share Purchase Agreement (Exhibit B), for the successful appointment and training of a mutually agreed General Manager during the second quarter of 2022, and provided that no additional discrepancies such as debts, lawsuits etc. (other than what has already been disclosed in the Due Diligence phase ) have been found and unresolved by parties (Exhibit B).

ii)	$50,000 (Fifty Thousand Dollars) to be paid over a 12-month period ($4,166 per month) for the mutually agreed retained consulting services of Jason Whidby.

f)                    The Purchaser will also issue the seller 1,500 (One Thousand Five Hundred) Convertible Preference F Shares in the public company llustrato Pictures International Inc. (Symbol: ILUS) within 30 days of the closing of this Share Purchase Agreement. These shares are 144 restricted shares which means they are restricted for a period as defined by rule 144 of the SEC. These shares convert to 1:100 equaling 150,000 (One Hundred Fifty Thousand) Common ILUS shares. The preferred stock subscription agreement must present the type of reasonable restrictions that are customary for these types of transactions and must contain a commitment by ILUS to register the common shares into which the preferred shares are converted; and Purchaser shall register those converted common shares and shall bear all costs, expenses, and fees associated with such registration so that such shares may be freely traded without restriction under Rule 144 or any other applicable securities law or regulation.

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Exhibit B

To Qualify for the Aggregate Payment of $170,000:

o	Minimum Turnover (turnover also being known as gross revenue of the Company) for 2022 and Quarter 1 (Excluding all taxes)- must be achieved for the period from 1 January 2022 to 31 December or as per the following table:

2022 Turnover Target	Q1 Turnover Target	Percentage of Target	Aggregate Payment
$3,200,000	$800,000	Greater than 100%	$170,000
$3,200,000	$800,000	90-99	$153,000
$3,200,000	$800,000	80-89	$136,000
$3,200,000	$800,000	70-79	$119,000
$3,200,000	$800,000	60-69	$102,000
$3,200,000	$800,000	50-59	$85,000
$3,200,000	$800,000	less than 50%	$0

In addition to the Turnover requirement, the following Key Performance Indices must also be achieved to qualify for relevant Aggregate Payment:

o	A mutually agreed General Manager for the business is appointed and adequately trained to operate the business by 30 June 2022 (Second Quarter).

No additional discrepancies such as debts, lawsuits etc. (other than what has already been disclosed in the Due Diligence phase) have been found and remain unresolved by the parties.

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Exhibit C

o	Signed Sale Purchase agreement
o	Executed transfer of the shares or other agreed proof that the Shares have been transferred into the name of the Purchaser
o	Member/Manager Resolution approving the sale of the company to the Purchaser
o	Payment dispersement resolution
o	Bank account logins
o	Electronic access to the live company financials
o	New lease/rental agreement signed with Landlord
o	Access to Georgia Fire & Rescue Supply, LLC website
o	Signed employment and consulting contracts with Jason Whidby
o	Any staff contracts requiring renewal to be signed
o	Signed acknowledgement from any key suppliers (where required)
o	Letter from Holmatro confirming they will continue doing business with Georgia Fire & Rescue Supply, LLC under the current Dealer Agreement with Georgia Fire & Rescue Supply, LLC
o	Confirmation of any outstanding finance such as vehicle finance and confirmation that business assets such as vehicles are in name of business and not seller.

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Exhibit D

o	Identification Copy

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Exhibit "E"

Escrow Agreement

See attached

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Exhibit "F"

PROMISSORY NOTE

FOR VALUE RECEIVED (including the shares purchased in that certain Share Purchase Agreement (the "Agreement"), dated the J.5. day of February, 2022, by and among GEORGIA FIRE & RESCUE SUPPLY, LLC (the "Company"), BARBARA JEAN WHIDBY (the "Seller''), and ILUSTRATO PICTURES INTERNATIONAL, INC. (the "Purchaser" or "ILUS"), whose address is 26 Broadway, New York, NY 10004, referred to as "Debtor", promises to pay to the order of Seller (hereafter, together with any holder hereof. called "Creditor"), via certified check payable to Seller and delivered to Seller at its address set forth in the Agreement or via direct deposit or wire transfer in Creditor's account, with bank name, account name, account number, and routing number to be provided by Creditor at the time of Closing of the Agreement, or at such other place as Creditor may from time to time designate in writing, in lawful money of the United States of America. the principal sum due under Exhibit B of the signed Share Purchase Agreement, up to ONE HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($170,000.00), plus interest on the principal amount due at twelve percent (12%) per annum, which interest shall be waived by Seller if the principal payment set forth below is paid prior to or on the Due Date (defined below), which Exhibit B is set forth in italics below and incorporated by reference.

Exhibit B

To Qualify for the Aggregate Payment of $170,000:

o	Minimum Turnover (turnover also being known as gross revenue of the Company) for 2022 and Quarter 1 (Excluding all taxes)- must be achieved for the period from 1 January 2022 to 31 December or as per thefollowing table:

2022 Turnover Target	Q1 Turnover Target	Percentage of Target	Aggregate Payment
$3,200,000	$800,000	Greater than 100%	$170,000
$3,200,000	$800,000	90-99	$153,000
$3,200,000	$800,000	80-89	$136,000
$3,200,000	$800,000	70-79	$119,000
$3,200,000	$800,000	60-69	$102,000
$3,200,000	$800,000	50-59	$85,000
$3,200,000	$800,000	less than 50%	$0

In addition to the Turnover requirement, the following Key Performance Indices must also be achieved to qualify for relevant Aggregate Payment:

o	A mutually agreed General Manager for the business is appointed and adequately trained to operate the business by 30 June 2022 (Second Quarter).

No additional discrepancies such as debts, lawsuits etc. (other than what has already been disclosed in the Due Diligence phase) have been found and remain unresolved by the parties.

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The payment due hereunder shall be equal to the Aggregate Payment listed above based upon the referenced targets in Exhibit B and shall be made on or before the 3 JS1 day of January 2023 (the ·'Due Date").

If any of the following circumstances should arise, then all of the obligations under this promissory note ("Note"), at the option of Creditor, and without demand or notice of any kind, may be declared, and thereupon shall immediately become, in default and due and payable; and Debtor shall pay all expenses of Creditor in collection of this Note, including attorney's fees, as hereinafter set forth, if this Note is collected by or through an attorney-at-law, plus accrued interest, said circumstances being:

(i) nonpayment when due of the amount payable under this Note; or (ii) Debtor's insolvency (as defined in the Uniform Commercial Code in effect at that time in Georgia), or the filing of a petition in bankruptcy by or against Debtor, or the appointment of a receiver for any part of the property or assets of Debtor.

From and after the occurrence of any default under this Note or after the maturity hereof, whether by acceleration or otherwise, interest hereunder shall accrue at the rate of eighteen percent (18.0%) per annum ("Default Rate"). Interest accruing at the Default Rate shall be payable upon demand.

Debtor hereby waives demand, presentment of payment, notice of nonpayment, protest, notice of protest, and all other notice of diligence in collecting this Note or notice of suit. No delay or failure on the part of Creditor in the exercise of any right or remedy hereunder shall operate as a waiver thereof. and no single or partial exercise by Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without any penalty.

In no event shall any amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Debtor or inadvertently received by Creditor, then such excess sum shall be credited as a payment of principal, unless Debtor shall notify Creditor, in writing, that Debtor elects to have such excess sum returned to Debtor forthwith. It is the express intent hereof that Debtor not pay and Creditor not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be legally paid by Debtor under applicable law.

Time is of the essence of this Note.

The payments due hereunder shall be secured by, and the Seller shall have a security interest in, the Shares, as defined in the Agreement, and all the Furniture, Fixtures, Equipment, (FFE) and Inventory of the Company, as well as proceeds and after acquired property in the Company (which does not include any assets of ILUS outside of the Company). Should Debtor default hereunder, Seller shall be entitled to recover, at Seller's discretion and without waiver of any other remedy by law or as set forth herein above, and Debtor shall surrender to Seller, all of the Shares as well as the FFE & Inventory of the Company, pursuant to the Agreement.

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If this Note is collected by or through an attorney at law, or under advice therefrom, Debtor agrees to pay all costs of collection, including reasonable attorney's fees of fifteen percent (I 5%) of the total unpaid amount due hereunder.

This Note may not be assigned by Debtor.

This Note, and any other claim or cause of action arising out of the relationship between or among the parties herein (including, but not limited to, causes of action sounding in tort), shall be governed by, and construed in accordance with, the laws of the State of Georgia.

If any provision of this Note, or the application of such provision to any person, entity, or circumstance, shall be held invalid, void, or unenforceable, then the remainder of this Note, or the application of such provision to persons, entities, or circumstances other than those as to which it is held invalid, shall, nevertheless, continue in full force without being impaired or invalidated in any way.

Debtor hereby consents to the jurisdiction and venue of the Superior Court or State Court of Cherokee County, Georgia, for adjudication of all disputes between or among the parties under this Note. Debtor hereby waives any objections or defenses to jurisdiction or venue in any such proceeding before such Courts.

It is hereby expressly understood and agreed, and Debtor does hereby represent, covenant, and warrant, that the signature hereon of Debtor's duly authorized representative is genuine and is freely, knowingly, and willingly affixed hereon, only after the consequences of the tenns of this Note have been understood by Debtor and explained to Debtor by Debtor's respective counsel.

Debtor represents and acknowledges that in executing this Note, Debtor does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter, basis, or effect of this Note.

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Agreed by Debtor and effective as of this 15 day of February, 2022.

DEBTOR

“ILUS”

By: /s/ Nicolas Link (SEAL)
Printed Name: Nicolas Link
Title: CEO
Witnessed by:

By: /s/ John Paul Backwell
Name: John Paul Backwell
Title: Director

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